Exhibit 10.1

Century Aluminum of West Virginia, Inc.
Route 2 South
Ravenswood, West Virginia 26164
Monterey, California 26 April 2006

SELLER’S SALES CONTRACT No. 161.06.27133-S
BUYER’S PURCHASE CONTRACT No. XXXXXXXXX

This Agreement is made on 26 April 2006 (the “Effective Date”) between Century Aluminum of West Virginia Inc., Route 2 South Ravenswood, West Virginia 26164, USA (the “Buyer”) and GLENCORE AG, Baarermattstrasse 3, CH-6341, Baar, Switzerland (the “Seller”).

1.	SCOPE OF THE AGREEMENT
Seller agrees to sell alumina and Buyer agrees to buy alumina on the terms and conditions set out below.

2.	DEFINITIONS
1 ton 1 metric ton or 1000 kilograms or 2204.62 lbs.

US$ and cents Means the lawful currency of the United States of America.

INCOTERMS 2000	Means the publication entitled “ICC Official Rules for the Interpretation of Trade Terms - Incoterms 2000”, published by the International Chamber of Commerce (2000 edition).

Alumina Means sandy calcined metallurgical grade alumina from any one of the following source refineries at Seller’s option and any other mutually agreed source origins:

*

Banking Day	Means any day except a Saturday or Sunday on which banks in the City of New York, New York, United States of America are generally open for the conduct of business.

Business Day	Means any day except a Saturday or Sunday on which banks in the City of New York, New York, United States of America are generally open for the conduct of business.

Calendar Month	Refers to a named month in the Gregorian calendar.

Contract Period
Means (i) each Contract Year (except the last Contract Year) and (ii) the period commencing on the first day of the last Contract Year and ending on the last day of the Calendar Month in which this Agreement terminates.

Contract Year	Means 2007 and each Year thereafter that falls (in whole or in part) within the Term of this Agreement.

LME	Means the daily cash settlement price for high grade aluminium, as published in Platt’s Metals Week averaged over the Quotational Period.

Loss
Means, with respect to this Agreement an amount that a party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or re-establishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of any applicable condition precedent) on or before the date of determination of such loss and not made. Loss does not include a party’s legal fees.

Month of Actual Shipment	Means in respect of any shipment of Alumina the calendar month in which shipment takes place, as evidenced by the Bill of Lading date

Month of Scheduled Shipment	Means the calendar month in which the relevant shipment has been scheduled, as per clause 6 below, or as otherwise agreed in writing between the parties.

Quotational Period	Means the month prior to the Month of Scheduled Shipment.

Year	Means a year in the Gregorian calendar, which shall commence on 1 January and end on 31 December.

3.	TERM
The term of this Agreement (the “Term”) shall be from the Effective Date until December 31, 2009.

4.	MATERIAL AND QUALITY

4.1
Alumina supplied under this Agreement will comply with the specifications for the applicable source refinery attached as per Annex 1. If Seller’s supplier changes the specifications for alumina produced by such supplier, Seller may propose that Buyer accept Alumina conforming to such revised specifications under this Agreement and Buyer shall not unreasonably withhold or delay such consent. Seller hereby warrants that Alumina delivered pursuant to this Agreement shall conform to the chemical and physical specifications set out in Annex 1 or such other specifications as are from time to time agreed between Buyer and Seller in writing (the “Specifications”).

4.2
Seller has the option to provide up to a maximum of four (4) Alumina sourced origins per Contract Year (defined as 1 January - 31 December) with the origin(s) under each Contract Year to be declared by the Seller no later than November 30th of the year prior to the Contract Year in question. Seller acknowledges that the use of multiple origins may have financial and operational impacts on Buyer. Accordingly, each of Seller and Buyer agree to use their reasonable efforts to establish a mutually acceptable shipping schedule that avoids to a practicable extent financial and operational impacts to either party.

4.3	Seller has the right to propose alternative supply campaigns after November 30th which will be subject to review and acceptance by Buyer at its discretion, not to be unreasonably with held or delayed.

5.	QUANTITY

5.1	The following quantities of Alumina shall be delivered under each Contract Year:

2007:	330,000 MT min/max
2008:	330,000 MT min/max
2009:	330,000 MT min/max

6.	SHIPMENT

6.1
Not later than 60 days prior to the beginning of each Contract Year, Buyer shall notify Seller in writing of the amount of Alumina which Buyer expects to require for delivery in each Month during the Contract Period, which notice shall include a proposed vessel loading schedule for such Contract Year (the “Proposed Vessel Loading Schedule”).

6.2	The Proposed Vessel Loading Schedule shall specify:

(a)	the total number of shipments for the relevant Contract Year, each shipment numbered from one onwards consecutively;

(b)	the Month of Scheduled Shipment;

(c)	the quantity (lot size) of Alumina to be supplied by Seller and accepted by Buyer for each such shipment; and

(d)	the preliminary laydays for each shipment.

6.3	Each Proposed Vessel Loading Schedule is subject to Seller’s approval, which shall not be unreasonably withheld or delayed.

6.4
Buyer and Seller are to mutually agree on a Vessel Loading Schedule by no later than 30th November of the year prior to the Contract Period in question. Once approved, the Vessel Loading Schedule shall be final and binding on both parties (the “Final Vessel Loading Schedule”). The Final Vessel Loading Schedule shall not be amended unless agreed in writing by both the Seller and Buyer.

6.5
The shipments, in lot sizes of between 25,000 - 35,000 MT, are to be approximately evenly distributed over each Contract Year. Lot sizes to be adjusted to reflect the physical limitations of the loading port origin and or origins declared for the contract year.

6.6
Buyer, for shipping purposes, has the option to declare +/- 5 percent under each shipment. with the final shipment in any given Contract Year adjusted to reflect the balance Alumina declared under clause 5 above.

7.	PACKING
In Bulk

8.	DELIVERY
FOB ST at the load port of the respective source refinery. All vessels provided shall be suitable for loading and/or discharging and in conformity with the restrictions and limitations at the respective load ports and/or discharge ports at the time of shipping.

9.	PRICE

9.1
2007:The applicable percentage shall be determined by negotiation between a put and call pricing range under which Seller has the right to sell at * of the LME per Metric Ton and Buyer has the right to buy at * of the LME per Metric Ton. The applicable percentage shall be agreed between Buyer and Seller by no later than November 15th of the year preceding the Contract Year in question. If no agreement is reached by that date and neither party exercises its right to either put or call by the same date, then deliveries under the Agreement shall be suspended for the Contract Year in question.

9.2
2008: The applicable percentage shall be determined by negotiation between a put and call pricing range under which Seller has the right to sell at * of the LME per Metric Ton and Buyer has the right to buy at * of the LME per Metric Ton. The applicable percentage shall be agreed between Buyer and Seller by no later than November 15th of the year preceding the Contract Year in question. If no agreement is reached by that date and neither party exercises its right to either put or call by the same date, then deliveries under the Agreement shall be suspended for the Contract Year in question.

9.3
2009: The applicable percentage shall be determined by negotiation between a put and call pricing range under which Seller has the right to sell at * of the LME per Metric Ton and Buyer has the right to buy at * of the LME per Metric Ton. The applicable percentage shall be agreed between Buyer and Seller by no later than November 15th of the year preceding the Contract Year in question. If no agreement is reached by that date and neither party exercises its right to either put or call by the same date, then deliveries under the Agreement shall be suspended for the Contract Year in question.

10.	PAYMENT

10.1	Net 30 days after Bill of Lading date by telegraphic transfer against presentation of the following standard shipping documents:

(a)	Seller’s commercial invoice in triplicate.
(b)	Full set (3/3) of clean on board ocean Bills of Lading, made out To Order and Blank Endorsed, marked “Freight payable as per Charter Party”.
(c)	Certificate of Weight in triplicate issued by an independent surveyor.
(d)	Certificate of Quality/Analysis in triplicate issued by the producer of the Alumina (the “Producer”).
(e)	Certificate of Origin in triplicate issued by the Producer.

11.	FREIGHT

11.1
Buyer and Seller may agree by no later than November 30th of the Year prior to the Contract Year in question that Seller may provide freight services to Buyer on terms and conditions to be agreed by Seller and Buyer whereby Seller or its nominee will provide freight services to Buyer in addition to those obligations of Seller under this Agreement.

11.2
If Buyer and Seller mutually agree on a freight services agreement, the cost of the same will be added as a cost per Metric Ton to the unit value as determined under clause 9 above for the Contract Year in question.

12.	LOADING CONDITIONS

The standard Producer terms and conditions at the time of shipment at the port of loading for the respective source refinery are to apply, including applicable charter party demurrage and despatch rate at the time of the shipment. In case no demurrage / despatch rate is mentionedin the standard loadport conditions then the demurrage/ despatch rate shall be as per the Charter Party (C/P). Seller shall be responsible for promptly supplying to Buyer a copy of such load port requirements, which shall form a part of, and be deemed included in, this Agreement once the Final Vessel Loading Schedule for a particular Contract Year has been agreed.

13.	INSURANCE

13.1
If Buyer and Seller agree that Seller shall provide freight services during the relevant Contract Year, then Seller shall be responsible for providing insurance from loading through to discharge port for the full CIF value, calculated in accordance with the terms of this Agreement against full risks in accordance with current Institute Marine Cargo Clauses (all risks) including War Risks and SRCC, average irrespective of percentage, with the addition of the customary 10% (ten percent).

13.2	In addition, Seller shall provide Buyer with an Original Insurance certificate in duplicate for 110% of invoice value covering All Risks, War Risks and SRCC Clauses.

14.	TITLE AND RISK

Title and risk will pass from Seller to Buyer when the Alumina passes over the ship’s rail at the port of loading.

15.	DETERMINATION OF WEIGHT

Seller shall, at its cost, arrange for the determination of the weight of the shipload at the load port by means of draft survey from an independent surveyor before commencement and after completion of loading and shall obtain a certificate of weight from an independent qualified marine surveyor. The determined weight shall be reported on the Bill of Lading and for all purposes will be final, binding and conclusive as to the weight of the shipload. Buyer shall have the right to have a representative present at such weight determination at Buyer’s expense.

16.	SAMPLING

Seller shall, at its cost, arrange for the Producer to take a bulk sample of the Alumina from the shipload in accordance with the Producer’s standard procedures and divide it into three (3) equal parts. Each of those samples shall be placed in a sealed sample container. A label showing Seller’s name, name of vessel, weight of the shipload and Bill of Lading date shall be affixed to each sample container. One sample shall be delivered to Buyer (along with a report of the analysis), and two shall be retained by Seller or Producer, one for its own analysis and one for a referee analysis, in case such analysis is required by either party. Buyer shall have the right to have a representative present at such sampling at Buyer’s expense.

17.	ANALYSIS

17.1
Seller shall, at its cost, arrange for analysis of its own alumina samples taken pursuant to Clause 16 above, in accordance with the Producer’s customary analysis procedures. Unless a referee analysis is carried out in accordance with Clause 18 below, Seller's sample analysis shall be final, binding and conclusive on the parties hereto.

17.2
The Alumina shall be deemed to conform to the applicable Specifications unless Buyer notifies Seller within 30 (thirty) days of receipt of the Alumina that said Alumina does not conform to the Specifications and the nature of the non-conformity. Within 14 (fourteen) days of receipt of any notice of non-conformity, Seller shall advise Buyer whether or not it accepts that the relevant Alumina does not conform with the applicable Specifications.

18.	REFEREE ANALYSIS

In case of disagreement between Buyer and Seller about the conformity of any Alumina supplied under this Agreement, then at the request of either party the sample retained by Seller/Producer for referee analysis shall be analysed in accordance with the Producer’s standard analysis procedures by a laboratory mutually agreed upon by the parties (or, failing agreement, Societe Generale de Surveillance SA), and the analysis of such laboratory shall be final, binding and conclusive on the parties. Each party shall be entitled (at its own cost) to be represented during such referee analysis. The cost of the said analysis will be borne by the party whose results differ most from those given by the referee laboratory.

19.	FAILURE TO MEET SPECIFICATIONS

19.1
If any Alumina delivered hereunder does not meet the Specifications (“Non-Conforming Alumina”), Buyer and Seller will endeavour to reach agreement on what actions should be taken with respect thereto. If and to the extent that Buyer and Seller reach any agreement with respect to any action to be taken with respect to any Non-Conforming Alumina, the provisions of this Section shall be deemed to be modified accordingly (but only to the extent necessary to reflect such agreement and only in respect of such Non-Conforming Alumina).

19.2	In respect of any Non-Conforming Alumina delivered hereunder, Buyer shall have the option to:

(a)
nevertheless take delivery subject to payment to Buyer by Seller of compensation as hereinafter provided. The parties shall confer in an endeavour to agree upon the compensation to be paid to Buyer by Seller to compensate Buyer for any loss in value of the alumina attributable to the alumina not meeting the Specifications. If the parties are unable to agree upon an amount of compensation payable by Seller, the question shall be referred to arbitration pursuant to Clause 22 and in that arbitration the arbitrators shall be bound by the provisions of this clause and clauses 28 and 29 below; or

(b)	promptly reject the Alumina by giving written notice to Seller. If Buyer elects to reject any Non-Conforming Alumina:

(i)
title to such Non-Conforming Alumina shall revert to Seller on the date on which Buyer gives notice thereof; provided that risk of loss of such Non-Conforming Alumina shall remain with Buyer until Buyer ships, disposes of or otherwise deals with the Non-Conforming Alumina as directed by Seller (acting reasonably);

(ii)	Seller shall refund any amount paid by Buyer for such Non-Conforming Alumina;

(iii)
upon receipt by Buyer of the amounts required pursuant to clause (iv) below, Buyer will ship, dispose of or otherwise deal with the Non-Conforming Alumina in such manner as may be directed by Seller (acting reasonably); and

(iv)
Seller shall reimburse Buyer for (i) all shipping, insurance and other out-of-pocket direct costs reasonably incurred and documented by Buyer in carrying out the directions of Seller; and (ii) the Replacement Losses if any, (as defined in clause 19.3 below) incurred by Buyer in procuring alumina from third parties as a substitute for Non-Conforming Alumina; or

(c)	Seller and Buyer may agree for a replacement cargo to be delivered to Buyer on terms to be agreed.

19.3
“Replacement Losses” shall mean the excess, if any, of the purchase price, transportation, insurance and freight costs actually incurred by Buyer, acting reasonably, in procuring alumina from third parties as a substitute for the Non-Conforming Alumina and the purchase price, transportation, insurance and freight costs Buyer would have paid to obtain Alumina in accordance with the terms of this Agreement. The precise amount payable in respect of Replacement Losses shall be determined (i) by Buyer acting reasonably, with a statement of such Losses and copies of calculations, invoices and the methodology in respect of Buyer’s determination of such Losses provided by Buyer in writing to Seller not later than the 30th day after the date on which such Alumina is finally determined to be Non-Conforming Alumina in accordance with this Agreement, and (ii) confirmed in writing by Seller within 10 Business Days of receipt, failing which either party may refer such determination to arbitration pursuant to Clause 22.

19.4
In respect of any Non-Conforming Alumina delivered hereunder, Buyer shall use its commercially reasonable efforts to utilize the remedy specified in Clause 19.2 (a) above. Should this remedy not be possible, despite Buyers best efforts to do so, then Buyer may elect one of the above remeidies specified in Clause 19.2 (b). If Buyer fails to make any election hereunder, the Non-Conforming Alumina shall be deemed for the purposes of this Agreement to meet the Specifications.

19.5
The remedies conferred on Buyer in respect of any Non-Conforming Alumina delivered hereunder shall be the sole and exclusive remedies of Buyer against Seller in respect of such Non-Conforming Alumina and, except as expressly set out in this Clause 19, Seller shall not be liable to Buyer or any of its affiliates (whether in contract, tort or otherwise) for any loss or damage of any nature arising out of such Non-Conforming Alumina.

20.	FORCE MAJEURE

20.1
“Force Majeure” means any cause or event reasonably beyond the control of a party, including, but not limited to fires, earthquakes, lightning, floods, explosions, storms, landslides and other acts of natural calamity or acts of god; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labour difficulty could be settled by acceding to any demands of any such labour group of individuals); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, harbours, railroads or other navigational or transportation mechanisms; disruption or breakdown of, storage plants, terminals, machinery or other facilities (except to the extent such disruption or breakdown is caused by the wilful misconduct or gross negligence of Seller); acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any governmental authority; good faith compliance with any order, request or directive of any governmental authority; curtailment, interference, failure or cessation of supplies beyond the reasonable control of a party; or any other cause beyond the reasonable control of a party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such party could not have been able to avoid or overcome. A party’s inability economically to perform its obligations under this Agreement or financial hardship shall not constitute an event of Force Majeure.

20.2
Subject to the terms of this Agreement, neither party shall be liable to the other if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, except for any payment or indemnification obligations, for so long as the event of Force Majeure exists and to the extent that performance is prevented or delayed by the event of Force Majeure; provided, however, that:

(a)
the party prevented from performing shall use reasonable efforts to avoid or remove the event of Force Majeure, including, without limitation, if Seller declares a Force Majeure in good faith in relation to an origin which has been accepted or deemed to have been accepted under clause 4 above, then the Seller shall use reasonable efforts to source an alternative cargo to that originally affected by the Force Majeure and the time for performance of this Agreement shall be extended until the earlier of the duration of the Force Majeure event and the time reasonably necessary for Seller to source an alternative cargo to that originally affected by the Force Majeure;

(b)
the settlement of strikes or other events of labour unrest shall lie entirely within the discretion of the party having the difficulty and such party shall not be required to settle such strikes or labour unrest by acceding to the demands of the opposing party when such course of action is deemed inadvisable by the party having the difficulty; and

(c)
if any Force Majeure limits rather than prevents Seller’s production or delivery of Alumina then Seller shall be obligated to deliver to Buyer, on a proportional basis, such quantity from the actually produced or deliverable total quantity, in the proportion of Seller’s annual commitment to Buyer and Seller’s total combined annual commitment to all the purchasers under Seller’s sales agreements with respect to the sale and delivery of Alumina in effect during the period of such Force Majeure.

20.3
During the period that performance by one of the parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

20.4
The party rendered unable to perform shall give prompt (and in any event to the extent practicable, within one Business Day after becoming aware of the Force Majeure event) written notice to the other party of the occurrence of a Force Majeure event, including, to the extent feasible, the details, the expected duration and the volume of products affected. Such party also shall promptly notify the other when the event of Force Majeure is terminated.

20.5	Upon a Force Majeure affecting Seller, Buyer may elect to either:

(a)
in circumstances where the inability of Seller to deliver Alumina to Buyer would in the reasonable opinion of Buyer lead to a situation whereby the stocks of alumina at Buyer’s (or Buyer’s affiliate’s) smelter would reach critically low levels, Buyer may, upon written notice to Seller purchase from other suppliers any or all of the quantities of alumina which Seller is or expects to be unable to deliver and (i) Seller shall not be liable to Buyer for any cost, expense or loss whatsoever of Buyer arising out of any purchase Buyer may make from other suppliers; (ii) Buyer shall give Seller written notice of any such purchase (the “Covered Alumina”), the amount of which shall be deducted from the quantity to be purchased during the Contract Period in which Buyer makes such purchase and (iii) Seller’s obligation to source an alternative supply under clause 20.2(a) shall cease with respect to the Covered Alumina; or

(b)
extend the term of this Agreement to the extent that Seller has invoked this provision (in which case the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the Force Majeure).

20.6	Upon a Force Majeure affecting Buyer, Seller may elect to either:

(a)
sell to other buyers the Alumina which Buyer is or expects to be unable to accept, and Buyer shall not be liable to Seller for any cost, expense or loss arising out of any such sales; Seller shall give Buyer written notice of any such sale, the amount of which shall be deducted from the quantity purchased during the Contract Period in which Seller makes such sale; or

(b)
extend the term of this Agreement to the extent that Buyer has invoked this provision (in which case the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but not delivered during the Force Majeure).

20.7	Notwithstanding the foregoing provisions, upon a Force Majeure which continues for a period of six consecutive months or more, then:

(a)
for a Force Majeure affecting Buyer, Seller may, elect at any time thereafter to terminate this Agreement to the extent of the deliveries of Alumina affected by the Force Majeure,with immediate effect, provided that the Force Majeure is continuing as of the date of such notice, by sending a written notice to Buyer as provided in this Agreement announcing exercise of such right of termination;

(b)
for a Force Majeure affecting Seller, Buyer may elect at any time thereafter to terminate this Agreement to the extent of the deliveries of Alumina affected by the Force Majeure, with immediate effect, provided that the Force Majeure is continuing as of the date of such notice, by sending a written notice to Seller as provided in this Agreement announcing exercise of such right of termination

Alternatively, the party not affected by the Force Majeure may continue to exercise its rights as set forth above, as applicable, and not exercise the right of termination provided in this clause.

21.	GOVERNING LAW/JURISDICTION

This agreement shall be subject to and construed under the laws of the State of New York, excluding the rules of conflicts or choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods.

22.	ARBITRATION / DISPUTE RESOLUTION

Any controversy, dispute, or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgement on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be three arbitrators, and the arbitration shall be conducted in the English language in New York, New York, U.S.A.

23.	TAXES AND TARIFFS

23.1	Any taxes, tariffs and duties whether existing or new on the Alumina or on commercial documents relating thereto or on the cargo itself, imposed in the country of origin shall be borne by Seller.

23.2
Any taxes, tariffs and duties whether existing or new on the Alumina or on commercial documents relating thereto or on the cargo itself, imposed in the country of discharge and/or the importing country shall be borne by Buyer.

24.	LICENSES

Buyerundertakes that all the necessary import licences and all other authorisations required for the alumina have been obtained (and/or will be obtained) for the entire quantity covered by this Agreement. Buyer furthermore guarantees that such licences will remain in force for the Term.

25.	ASSIGNMENT/THIRD PARTY RIGHTS

25.1
Without the prior written consent of the other party, which consent shall not be unreasonably withheld, or delayed, neither party may assign its rights or obligations under this Agreement in full or in part, except that:

(a)
Seller and its assigns may without such consent assign all or a portion of their rights to receive and obtain payment under this Agreement in connection with securitisation or bank funding arrangements including the arbitration and law clauses herein; and

(b)	Buyer and its assigns may without such consent assign all or a portion of their rights under this Agreement to any wholly owned, direct or indirect, subsidiary of Buyer.

25.2	Any assignment under clause 25.1(a) above will not detract from Seller’s obligations under this Agreement.

25.3	Any purported assignment under clause 25.1(b) will only be valid upon Buyer providing a guarantee for the obligations of the proposed assignee in a form reasonably acceptable to Seller.

25.4
Except as expressly provided in this clause, a person who is not a party to this contract has no right under the Contracts (Rights of Third Parties) Act 1999 (“the Act”) to enforce any term of this contract but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

26.	FAILURE TO ACCEPT DELIVERY AND FAILURE TO DELIVER

26.1
If Buyer fails to accept delivery for any reason other than Force Majeure, Seller shall be entitled to (i) sell to other buyers the Alumina which Buyer is or appears to be unable to accept, in which event Buyer shall be liable to Seller for any loss, including any loss of purchase price and any such transportation, insurance and freight costs actually incurred by Buyer, acting reasonably, in selling alumina to third parties in excess of such transportation, insurance and freight costs Seller would have incurred in accordance with the terms of this Agreement; or (ii) extend the term of this Agreement. If Seller elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall be the same as the price in effect for Alumina scheduled to be delivered but which Buyer was unable to accept. Buyer shall give Seller written notice immediately upon anticipating an inability to accept delivery. Buyer’s liability for failure to accept shall be limited to that portion of the quantity of Alumina which Buyer is unable to accept.

26.2
If Seller fails to deliver for any reason other than Force Majeure, Buyer shall be entitled to (i) purchase from other sellers the quantity of alumina which Seller is or appears to be unable to deliver, in which event Seller shall be liable to Buyer for the excess, if any, of the purchase price, transportation, insurance and freight costs actually incurred by Buyer, acting reasonably, in procuring alumina from third parties as a substitute for the Alumina and the purchase price, transportation, insurance and freight costs Buyer would have paid to obtain Alumina in accordance with the terms of this Agreement; or (ii) extend the term of this Agreement. If Buyer elects to extend the term of this Agreement, the price for Alumina in effect for the extended term shall the same as the price in effect for Alumina scheduled to be delivered but which Seller was unable to deliver. Seller shall give Buyer written notice immediately upon anticipating an inability to deliver. Seller’s liability for failure to deliver shall be limited to that portion of the quantity of Alumina which Seller is unable to deliver.

27.	DEFAULT

27.1	An event of default (“Event of Default”) with respect to a party (the “Defaulting Party”) shall mean any of the following:

(a)	the failure of the Defaulting Party to pay when due any payment required under this Agreement within 10 Banking Days after written notice thereof;

(b)
except to the extent covered by clauses 19 and 26, the failure of the Defaulting Party to comply in all material respects with its other material obligations under this Agreement and such failure remains uncured for 10 Banking Days after written notice thereof;

(c)	any representation or warranty made by the Defaulting Party under this Agreement shall prove to be untrue in any material respect;

(d)
the Defaulting Party (i) makes an assignment or any general arrangement for the benefit of creditors, (ii) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy or similar law for the protection of creditors, or has such a petition filed against it and such petition is not withdrawn or dismissed for 30 days after such filing, (iii) otherwise becomes bankrupt or insolvent (however evidenced), (iv) is unable to pay its debts as they fall due, makes a composition with its creditors, commits any act of bankruptcy, becomes subject to an order for winding up or dissolution or to the appointment of an administrator, examiner, receiver, custodian, liquidator, trustee or other similar official; or

(e)
The occurrence of a material adverse change in the financial standing or creditworthiness of the Buyer when compared to the Buyer's financial standing as at the date of the contract which change, in the reasonable opinion of the Seller, affects Buyer's ability to perform its financial obligations in respect of this Agreement (including any other transactions between the parties), and the Buyer fails to provide or procure reasonable security in the form of, inter alia, a guarantee, letter of credit or other credit support in a form acceptable to the Seller for the performance of its financial obligations to the Seller in respect of this Agreement within three (3) Banking Days of the Seller's request therefor.

27.2	Upon the occurrence and during the continuation of an Event of Default, the other party (the "Non-Defaulting Party") may in its sole discretion:

(a)
notify the Defaulting Party of an early termination date (which shall be no earlier that the date of such notice) on which this Agreement and the transactions contemplated hereunder shall terminate (the "Early Termination Date");

(b)	withhold any payments due to the Defaulting Party until such Event of Default is cured; and/or

(c)
suspend performance of its obligations under this Agreement until such Event of Default is cured. If a notice of an Early Termination Date is given under this Section, the Early Termination Date will occur on the designated date whether or not the relevant Event of Default is then continuing.

27.3
Once an Early Termination Date is established, the Non-Defaulting Party shall in good faith calculate its Losses, resulting from the termination of the transactions(s) contemplated hereunder (the “Terminated Transaction(s)”), aggregate such Losses with respect to the Terminated Transaction into a single net amount, and then notify the Defaulting Party of the net amount owed or owing. The Non-Defaulting Party will calculate its Losses as of the Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter that is reasonably practicable. If the Non-Defaulting Party’s aggregate losses and costs exceed its aggregate gains, the Defaulting Party shall, within 10 Banking Days of its receipt of such notice pay the net amount to the Non-Defaulting Party, including interest at a rate of 1.5% per month from the Early Termination Date until paid, plus any other amounts due and owing under this Agreement to the Non-Defaulting Party. If the Non-Defaulting Party’s aggregate gains exceed its aggregate losses and costs, if any, resulting from such early termination, the Non-Defaulting Party shall, after giving effect to any set off rights, pay the net amount without interest to the Defaulting Party on the date 10 Banking Days after the Early Termination Date.

27.4
If an Event of Default occurs and/or an Early Termination Date is established, the Non-Defaulting Party may (at its election) set off any or all amounts which the Defaulting Party owes to the Non-Defaulting Party under this Agreement against any or all amounts which the Non-Defaulting owes to the Defaulting Party under this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, the Non-Defaulting Party shall not be required to pay to the Defaulting Party any net amount due to an early termination until the Non-Defaulting Party receives confirmation satisfactory to it in its reasonable discretion that (i) all amounts due and payable as of the Early Termination Date by the Defaulting Party under all transactions, under this Agreement, or otherwise with the Non-Defaulting Party have been fully and finally paid, and (ii) all other obligations of any kind whatsoever of the Defaulting Party to make any payments to the Non-Defaulting Party or any of its affiliates under this Agreement or otherwise which are due and payable as of the Early Termination Date have been fully and finally performed.

27.5
Each party stipulates that the payment obligations set forth in this section for the damages incurred are a reasonable approximation of the anticipated harm or loss and acknowledges the difficulty of estimation of actual damages, and each party hereby waives the right to contest such payments as unenforceable, a penalty or otherwise. Neither party shall be entitled to recover any additional damages as a consequence of such harm or loss.

28.	LIMITED WARRANTY

Any express or implied condition, warranty, term, guarantee or representation, statutory or otherwise, not expressly stated in this Agreement is hereby excluded.

29.	INDIRECT LOSSES

Neither Seller nor Buyer shall be liable, whether in contract or in tort or otherwise, for indirect, consequential or special damages or losses of whatsoever nature, however caused and whether or not a party knew of the possibility of such damages.

30.	SUSPENSION OF QUOTATIONS

30.1	The metal prices and currency quotations specified under this Agreement are the quotations in general use for the pricing of the Alumina.

30.2
If any of these price quotations cease to exist or cease to be published or should no longer be internationally recognised as the basis for the settlement of concentrates contracts (a "Market Disruption Event"), then upon the request of either party, Buyer and Seller will promptly use the following methods to agree on a new pricing basis:

(a)
Negotiated Fallback: which means that each party will, promptly upon becoming aware of the Market Disruption Event, negotiate in good faith to agree with the other on a relevant price (or a method for determining a relevant price), and, if the parties have not so agreed on or before the fifth Business Day following the date of the Market Disruption Event, clause (b) below shall apply.

(b)
Dealer Fallback: which means that the parties shall expeditiously and jointly and in good faith agree on three independent leading dealers in the principal trading market for the relevant underlying commodity market from among those dealers with the highest credit standing. Such dealers shall be appointed to make a determination of the reasonable price payable for the shipments to be made under this Agreement taking into consideration the latest available quotation for the relevant commodity and any other information that, in good faith, they deem relevant. The price to be paid under this Agreement shall be the arithmetic mean of the three prices determined by such dealers, in which case such calculation shall be binding and conclusive absent manifest error. If the parties have not agreed upon the appointment of the dealers on or before the sixth Business Day following the day on which this clause becomes applicable, or if a determination of the price cannot be obtained from at least three dealers, then the dispute shall be referred to arbitration in accordance with clause 22.

31.	INCOTERMS

Insofar as not inconsistent herewith INCOTERMS 2000 (and any later amendments thereto) shall apply to this Agreement.

32.	CHANGE OF EVENT

In the event of any actual or prospective change in the organisation, control or management of Buyer, including without limitation, a change to the majority shareholding or privatisation or equivalent process of Buyer, this Agreement will not be changed or in any way modified and shall continue in full force and affect.

33.	NOTICES

All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given or made when sent by first class mail, postage paid, or via telex or telefax addressed to:

Century Aluminum Company
2511 Garden Road, Building A, Suite 200, Monterey, CA 93940
Telefax No : (831) 642-9964
Telephone No: (831) 642-9300
Attention: General Counsel

Century Aluminum Company
P.O. Box 500, 1627 State Route 271 N., Hawesville, KY 42348
Telefax No : (270) 852-2882
Telephone No: (270) 852-2816
Attention: Director of Purchasing

Glencore AG (Please insert proper details)

34.	LANGUAGE

This Agreement is prepared in English and the English language shall be authoritative and final.

35.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties with respect to the subject-matter hereof and supersedes any previous agreements between the parties relating to the subject-matter. Each party acknowledges and represents that it has not relied on or been induced to enter into this Agreement by any representation, warranty or undertaking other than those expressly set out in this Agreement. A party is not liable to the other party for a representation, warranty or undertaking of whatsoever nature that is not expressly set out in this Agreement.

36.	REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that:

36.1
Status:  it is duly organized under the laws of the jurisdiction of its formation and each possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets;

36.2
Power and authority:  it has the power to execute, deliver and perform its obligations under this Agreement and any related agreements and to carry out the transactions contemplated by those documents and all necessary corporate, shareholder and other action has been or will be taken to authorise the execution, delivery and performance of the same;

36.3	Binding obligations: its obligations under this Agreement and any related agreements constitute their legal, valid, binding and enforceable obligations;

36.4	Contraventions: the execution, delivery and performance by it of this Agreement does not:

(a)	contravene any applicable law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(b)
conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which it is a party or any license to which it is subject or by which it or any of its property is bound; or

(c)	contravene or conflict with its constitutional documents;

36.5
Insolvency:  neither it nor any of its affiliates has taken any action nor have any steps been taken (including the presentation of a petition or the filing or service of a notice) or legal procedures been started or threatened against it for winding-up, dissolution or reorganisation, the enforcement of any encumbrance over its assets or for the appointment of a receiver, administrative receiver, or administrator, trustee, regulator, supervisor or similar officer of it or of any of its assets;

36.6
No default:  Neither it nor any of it’s affiliates is (nor would be with any of the giving of notice, the lapse of time, the determination of materiality, or the satisfaction of any other condition) in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets in a manner or to an extent which could reasonably be expected to have a material adverse effect; and

36.7
Litigation:  no action, litigation, arbitration or administrative proceeding has been commenced, or is pending or threatened, against it or any of it’s affiliates which, if decided adversely, could reasonably be expected to have a material adverse effect and nor is there subsisting any unsatisfied judgment or award given against it or any of it’s affiliates by any court, arbitrator or other body.

37.	ILLEGALITY/SEVERABILITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

38.	NO WAIVER OF RIGHTS

A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF the parties have executed this Agreement as of the respective dates specified below with effect from the Effective Date specified on the first page of this Agreement.
Accepted:

/s/ Robert R. Nielsen	/s/ Rolf Rickenbacker
Century Aluminum of West Virginia, Inc	Glencore AG

Place and Date: As of April 26, 2006.	Place and Date: April 26, 2006

*PORTIONS OF THIS EXHIBIT (MARKED BY AN ASTERISK) HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.